Exhibit 99.1
FOR IMMEDIATE RELEASE
ALLIANCE SEMICONDUCTOR ANNOUNCES SPECIAL CASH DIVIDEND
SANTA CLARA, Calif.—(BUSINESS WIRE)—June 19, 2007—Alliance Semiconductor Corporation (ALSC.PK) announced today that its Board of Directors declared a special one-time cash dividend of $3.75 per share. The dividend is payable July 17, 2007 to shareholders of record as of July 6, 2007.
“This special cash dividend reflects the commitment of the Company’s Board of Directors and management to return value to the Company’s stockholders,” said Alliance Chairman Bryant Riley. “After payment of this dividend, Alliance retains substantial cash reserves. The Board will continue to consider the best means to realize value for the Company’s stockholders, consistent with its ability to meet its obligations.” Alliance also announced that, as required by the terms of the Company’s stock option plans, appropriate adjustments will be made to the terms of outstanding stock options to reflect the impact of the cash dividend.
Contacts:
Alliance Semiconductor Corporation, Santa Clara, CA
Melvin L. Keating, President and Chief Executive Officer
408-855-4900